SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 27, 2000
Date of Report (Date of earliest event reported)

U.S. Technologies Inc.
(Exact name of Registrant as Specified in Charter)

Delaware	0-15960	73-1284747

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1130 Connecticut Ave., NW, Suite 700, Washington, DC 20036
(Address of principal executive offices including zip code)

(202) 466-3100
(Registrant’s telephone number, including area code)

Not applicable
(Former name or address, if changed since last report)

INFORMATION TO BE INCLUDED IN THE REPORT

ITEM 5.   OTHER EVENTS.

      On December 27, 2000, WebMilestones.com, LLC (“WebMilestones”), one of U.S. Technologies Inc.’s (the “Registrant”) Associated Companies, was acquired by Final Arrangements, LLC (“Final Arrangements”). All of the Registrant’s interests in WebMilestones were exchanged for a five percent membership interest in Final Arrangements.

      Final Arrangements, a Houston-based holding company, owns Arrangeonline.com, the world’s largest publisher of online obituaries, and Continental Computer Corp., the leading provider of software to manage funeral and funeral homes. WebMilestones, which operated WebObits.com, The National Obituary Service, will be merged with Arrangeonline.com. Arrangeonline.com, which has nearly ten million death records online, won the exclusive endorsement last fall of the National Funeral Directors Association (NFDA), the largest industry trade group, and has a contract with America Online and AOL’s Digital City Inc. to supply obituaries to the world’s leading interactive services company with more than 26 million members.

      On December 28, 2000, the Registrant entered into an Agreement with Buyline.net, Incorporated (“Buyline”), one of the Registrant’s Associated Companies, and Andersen Consulting LLP (“Andersen”). Buyline owed Andersen for software consulting and other services performed for Buyline. In order to support Buyline’s efforts to satisfy in full the amount owed to Andersen, the Registrant issued to Andersen 1,552.5 shares of the Registrant’s new Series D Mandatorily Convertible Preferred Stock, par value $0.02 per share (“Series D Preferred”), which shares are convertible into 1,552,500 shares of common stock of the Registrant. In consideration for the Registrant issuing its Series D Preferred stock to Andersen, Buyline issued to the Registrant 5,025,819 shares of Buyline common stock. Buyline also issued shares of its common stock to Andersen, which shares represent approximately 5.57% of the outstanding common stock of Buyline.

      On December 27, 2000, Northwood Ventures LLC and Northwood Capital Partners, LLC sold their equity interests in Buyline to the Registrant for nominal consideration. Giving effect to this transaction, and the transaction described in the previous paragraph, the Registrant owns approximately 64.16% of the outstanding common stock of Buyline.

ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits.

4	Certificate of Designations, Preferences and Rights of Series D Mandatorily Convertible Preferred Stock of U.S. Technologies Inc.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. TECHNOLOGIES INC.

		By:	/s/ C. Gregory Earls
C. Gregory Earls Co-Chairman and Co-Chief Executive Officer

Dated:	January 18, 2001 Washington, DC

INDEX TO EXHIBITS FILED HEREWITH

Exhibit Number	Description

4	Certificate of Designations, Preferences and Rights of Series D Mandatorily Convertible Preferred Stock of U.S. Technologies Inc.